ASSET PURCHASE AND DEVELOPMENT AGREEMENT

This ASSET PURCHASE AND DEVELOPEMNT AGREEMENT (this "**Agreement**") between Gascoyne Wind LLC, a Minnesota limited liability company (**GW**), and Crownbutte Wind Power LLC, a North Dakota limited liability company (**CWP**) takes effect on December 27, 2006. The GW and CWP are referred to individually as a "**Party**" and collectively as the "**Parties**."

RECITALS

CWP desires to sell, transfer, develop and otherwise convey, and GW desires to purchase and assume, certain assets and liabilities of CWP known as the Gascoyne Wind Farm, located in Bowman County, North Dakota on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1. **Basic Transaction.**

1.1 **Purchase and Sale of Assets.** On the terms and subject to the conditions of this Agreement, GW agrees to purchase from CWP, and CWP agrees to sell, transfer, develop, convey and deliver to GW, all right, title and interest in, to and under the following assets of CWP (collectively, the "**Acquired Assets**"), free and clear of all security interests, liens, claims, charges, restrictions and encumbrances of any nature, in exchange for the Purchase Price (as defined in Section 1.4 below):

(a) those assets identified on **Schedule 1.1(a)** to this Agreement, including, without limitation, together with all related warranties, tools, accessories and spare parts;

(b) all licenses, contracts, agreements and warranties relating to the assets identified on **Schedule 1.1(a)** to this Agreement (collectively, the "**Contracts**");

(c) all of CWP's books, records and other documents and information relating to the assets identified on **Schedule 1.1(a)** to this Agreement;

(d) all permits, licenses and other governmental approvals held by CWP relating to the assets identified on **Schedule 1.1(a)** to this Agreement;

(e) CWP's interest in and benefits under insurance policies relating to the assets identified on **Schedule 1.1(a)** to this Agreement; and

(f) all intellectual property, and its associated goodwill(collectively, "**Intellectual Property**"), owned by, licensed to or otherwise controlled by CWP or used in, developed for use of or necessary to the operation of those assets identified on **Schedule 1.1(a).**

1.2 **Excluded Assets**. GW will not purchase and CWP will not sell any of assets not specifically identified in Section 1.1 (collectively, the "**Excluded Assets**"), including, without limitation, the assets set forth on **Schedule 1.2** to this Agreement.

1.3 **Liabilities.**

(a) **Generally No Assumption of Liabilities.** Except for the Assumed Liabilities (as defined below), GW does not assume and is not liable for CWP's obligations, claims, indebtedness or liabilities of any kind, whether obsolete or contingent, liquidated or unliquidated, due or not yet due, accrued or not accrued, secured or not secured. CWP is solely responsible for all of its liabilities, obligations and undertakings other than the Assumed Liabilities.

(b) **Assumed Liabilities**. On the terms and subject to the conditions of this Agreement, GW will assume the liabilities of CWP set forth on **Schedule 1.3(b)** (collectively, the "**Assumed Liabilities**"). CWP is solely responsible and liable for making all payments due under, and curing all defaults arising under or relating to, the Assumed Liabilities prior to the Closing Date.

1.4 **Agreement Price**. GW agrees to pay to CWP $750,000 (the "**Price**"), of which $250,000 represents CWP's development costs (including salaries and wages previously incurred in developing the Gascoyne Project but unpaid) and of which $500,000 represents the development fees, by delivery of cash payable by wire transfer or delivery of other immediately available funds, according to the following schedule: $75,000 within three (3) business days of the effective date as a performance payment, $250,000 within three (3) business days of obtaining the initial financing or by April 1, 2007, whichever comes first, provided that CWP has completed its obligations under this Agreement up to that point in time, and $425,000 within three (3) business days of achieving full commercial operation or by December 31, 2008, whichever comes first, provided that CWP has fully completed its obligations under this Agreement. Each of the above payments shall be prorated 1/3 to the development costs and 2/3 to the development fees.

1.5 **Allocation of Agreement Price**. The Parties agree to allocate the Price and all other capitalizable costs among the Acquired Assets for all purposes, including financial and tax purposes, in accordance with the allocation schedule attached as **Exhibit A** to this Agreement. From the effective date, December 27, 2006, GW shall receive all the project's benefits, including all cash, depreciation, and Federal Energy Production Tax Credits.

1.6 **The Closing**. The closing of the transactions contemplated by this Agreement (the "**Closing**") will take place at a location of the Parties' mutual agreement on or before December 31, 2006, or any other date as the Parties may determine (the "**Closing Date**").

1.7 **GW's Deliveries at the Closing**. GW will make the following deliveries at the Closing:

(a) executed and acknowledged (if appropriate) certificates, instruments and documents that CWP and its counsel may reasonably request;

(b) the Interconnection Agreement , Queue, and MISO study, subject to any future changes necessary;

(c) executed Assignment and Assumption Agreement relating to the Acquired Assets and the Assumed Liabilities, in the form attached as **Exhibit B** to this Agreement; and

(d) all other deliveries required pursuant to Section 6.2.

1.8 **CWP's Deliveries at the Closing**. CWP will make the following deliveries at the Closing:

(a) executed and acknowledged (if appropriate) certificates, instruments and documents that GW and its counsel may reasonably request;

(b) executed Assignment and Assumption Agreement;

(c) executed Interconnection Agreement, in the form attached as **Exhibit C** to this Agreement;

(d) executed Bill of Sale for the Acquired Assets, in the form attached as **Exhibit D** to this Agreement; and

(e) all other deliveries required pursuant to Section 6.1.

1.9 **Development Agreement**. Upon the Closing, CWP will continue to provide the Services to GW, pursuant to industry standards, for a ready to construct wind farm; however, within 60 days of the initial financing date, CWP agrees to enter into a formal development, construction, and management agreement with GW to develop 300 megawatts of wind power projects in North Dakota, South Dakota, Montana, and Wyoming. Upon completion of certain milestones in project development, CWP will be entitled to receive a development fee equal to $30,000 per megawatt for ready to construct wind energy production facilities. Upon approval by GW of a specific project, GW will be responsible for, and approve all direct costs associated with the wind energy production facility. Should GW start and not proceed with a project, upon the reimbursement of GW's direct costs, CWP has the right to continue the development of the wind energy production facility. CWP has the right to develop other wind energy production facilities in North Dakota, South Dakota, Montana, and Wyoming. CWP agrees the development, construction and management agreement will include, without limitation, the following services:

(a) Interconnection Agreements—negotiating the terms of and executing the interconnection agreements under which the facilities will interconnect with the interconnection provider's system;

(b) Project Configurations—evaluating the alternative configurations of the projects and related equipment;

(c) Civil Engineering Designs—performing such professional wind farm civil engineering and design services as required, including any drawings, specifications, document preparation, work, labor, materials, equipment, calculations, supervision or consulting necessary for the performance of such services following the projects configuration;

(d) Meteorological Data—installing, operating and monitoring meteorological towers to gather wind data at or near the projects;

(e) Wind Energy Production Assessments—providing a wind energy production assessment report based on the project's configuration that is represented to be a 35% or greater capacity factor;

(f) Public Relations—establishing and maintaining relations with local officials, businesses, individuals and media;

(g) Real Estate—negotiating the terms of and secure agreements associated with the control of sites for the project as deemed necessary by GW, including options to purchase and purchases (these two types of real estate contracts only are applicable where needed for the purpose of acquiring real estate for the project's electrical substation if required in the interconnection agreement), lease, easement and option agreements associated with the project site and any necessary easements to obtain access to the sites for construction and project operation;

(h) Licenses and Permits—securing all required governmental approvals, licenses, permits and releases; and

(i) Maintenance of Existence—causing Company to preserve and maintain its qualification to do business in each jurisdiction in which the conduct of its business requires such qualification and to maintain GW in good standing under all applicable law.

2. **Representations and Warranties of CWP**. CWP represents and warrants to GW that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the attached disclosure schedule accompanying this Agreement ("**CWP's Disclosure Schedule**"). CWP's Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 2.

2.1 **Organization, Qualification and Power**. CWP is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of North Dakota. CWP is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. CWP has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

2.2 **Authorization of Transaction; Shareholders**. CWP has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement. In addition, the board of directors has, and CWP's shareholders have, duly authorized the execution and performance of this Agreement and the ancillary documents to which CWP is a party. This Agreement and the ancillary agreements to which CWP is a party constitute valid and legally binding obligations of CWP, as applicable, enforceable in accordance with their respective terms and conditions.

2.3 **Noncontravention**. Neither the execution and the delivery of this Agreement or the ancillary documents to which CWP is a party, nor the consummation of the contemplated transactions will (a) violate any law, order or regulation to which CWP is subject; (b) violate any provision of the articles or bylaws of CWP; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which CWP is a party or is bound or to which CWP's assets are subject.

2.4 **Title to Assets**. The Acquired Assets are free and clear of all security interests, liens, encumbrances of any nature, infringements, licenses, liens or claims of third parties. CWP has good and marketable title to, a valid license to or a valid leasehold interest in the Acquired Assets.

2.5 **Financial Statements**. Attached to CWP's Disclosure Schedule is the profit and loss statement of the Gascoyne Wind Farm (the "**Financial Statements**"). The Financial Statements are true, complete and correct. The Financial Statements have been prepared in accordance with the general accepted accounting principles applied on a consistent basis throughout the periods covered. The Financial Statements accurately present the financial condition of the Gascoyne Wind Farm.

2.6 **Events Subsequent to Most Recent Fiscal Year End; Undisclosed Liabilities**. Since August 31, 2006, there has been no material adverse change in the business, financial condition, operations, results of operations or future prospects of the Gascoyne Wind Farm. CWP has no obligations or liabilities of any kind that would have a material adverse effect upon the Acquired Assets or to which the Acquired Assets are subject.

2.7 **Legal Compliance; Litigation**. CWP has complied with all applicable laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim,

demand or notice has been filed, commenced or, to the knowledge of CWP, alleged against it. There are no pending or threatened claims, actions, suits, proceedings, hearings or investigations affecting the Acquired Assets. CWP is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency.

2.8 **Tax Matters**. CWP has filed all tax returns that it was required to file. All such tax returns were correct and complete in all material respects. CWP has paid all federal, state, local or foreign taxes owed by CWP, whether or not disputed.

2.9 **Intellectual Property**. CWP owns or has the right to use all Intellectual Property necessary for the operation of the Acquired Assets. Each such item of Intellectual Property will be available for use by GW on identical terms and conditions immediately subsequent to the Closing. CWP has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties.

2.10 **Tangible Assets**. CWP owns or leases all buildings, machinery, equipment and other tangible assets necessary for the use and operation of the Acquired Assets as presently operated. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

2.11 **Contracts**. Section 2.11 of CWP's Disclosure Schedule lists all material contracts and other agreements (including insurance policies), whether written or oral, relating to the Acquired Assets to which CWP is a party. CWP has delivered to GW a correct and complete copy of each written agreement listed in Section 2.11 of CWP's Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2.11 of CWP's Disclosure Schedule. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default; (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (e) no party has repudiated any provision of the agreement.

2.12 **Notes and Accounts Receivable**. All notes and accounts receivable of the Gascoyne Wind Farm are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

2.13 **Guaranties**. CWP is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other person or entity.

2.14 **Environmental**. To the best of CWP's knowledge, CWP has complied and is in compliance with all environmental, health and safety laws, including all federal, state, local and foreign laws, administrative orders, determinations and regulations concerning public health and safety, workers health and safety, and pollution or protection of the environment.

2.15 **Business Relationships**. CWP is not aware of any facts which indicate that any material or significant customers, vendors or suppliers of CWP intend to cease doing business with CWP (or intend to stop doing business with GW after the Closing). None of CWP's stockholders and their affiliates has been involved in any business arrangement or relationship with CWP within the past 12 months, and none of CWP's stockholders or their affiliates owns any asset, tangible or intangible, that is used in the operation of the Acquired Assets.

2.16 **Consents**. No consent approval, authorization or order of any court, governmental agency or body, or third party is required for CWP to consummate the transactions contemplated by this Agreement.

2.17 **Other Information**. The information concerning CWP set forth in this Agreement and the schedules and exhibits attached to this Agreement and any statement or certificate of CWP furnished or to be furnished to GW pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

3. **Representations and Warranties of GW**. GW represents and warrants to CWP that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule of GW accompanying this Agreement ("**GW's Disclosure Schedule**"). GW's Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.

3.1 **Organization, Qualification and Power**. GW is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota. GW is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. GW has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

3.2 **Authorization of Transaction**. GW has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement. In addition, the board of directors has, and the shareholders of GW have, duly authorized the execution and performance of this Agreement and the ancillary documents to which GW is a party. This Agreement and the ancillary documents

to which GW is a party constitute the valid and legally binding obligations of GW, enforceable in accordance with their respective terms and conditions.

3.3 **Noncontravention**. Neither the execution and the delivery of this Agreement or the ancillary documents to which GW is a party, nor the consummation of the contemplated transactions will (a) violate any law, order or regulation to which GW is subject; (b) violate any provision of the articles or bylaws of GW; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which GW is a party or is bound or to which any of GW's assets are subject.

4. **Pre-Closing Covenants**. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1 **General.** Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

4.2 **Notices and Consents**. CWP will give any required notices to third parties, and CWP will use its reasonable best efforts to obtain any third party consents, that are necessary or that GW reasonably may request. Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of any governmental authority necessary in connection with the transactions contemplated by this Agreement.

4.3 **Preservation and Operation of Acquired Assets**. CWP will keep and maintain the Acquired Assets in substantially the same condition as of the effective date of this Agreement.

4.4 **Full Access.** CWP will provide GW and its representatives at all reasonable times, upon reasonable prior notice, full access to all premises, properties, personnel, contracts and documents of or pertaining to the Acquired Assets.

5. **Post-Closing Covenants.**

5.1 **Further Assurances**. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and its contemplated transactions, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification under Section 7).

5.2 **Litigation Support**. In the event any Party is contesting or defending an action, suit, proceeding, hearing, investigation, charge complaint or demand in connection with (a) any transaction contemplated under this Agreement, or (b)

any fact, situation, transaction or failure to act on or prior to the Closing Date involving CWP, each of the other Parties will cooperate with the contesting or defending Party, including providing testimony and access to books or records, all at the sole cost of the defending or contesting Party (unless the defending or contesting Party is entitled to indemnification under Section 7 of this Agreement).

5.3 **Confidentiality**. Any information concerning the business and affairs of CWP not already generally available to the public is considered to be confidential information ("**Confidential Information**"). The Parties will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement and the transactions contemplated by this Agreement or with the written consent of the other Parties.

6. **Closing Conditions.**

6.1 **Conditions to Obligation of GW**. The obligation of GW to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Section 2 will be true and correct in all material respects at and as of the Closing Date;

(b) CWP will have performed and complied with all of its, his or her covenants in all material respects through the Closing;

(c) CWP will have procured all required governmental and third party consents, authorizations and approvals;

(d) No action, suit or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would adversely affect any of the transactions contemplated by this Agreement, the right of GW to own or operate the Acquired Assets;

(e) CWP will have entered into the ancillary agreements identified in Section 1.8 of this Agreement, and all such agreements must be in full force and effect;

(f) There will not have occurred a material adverse change in CWP's business, operations, properties, financial condition, assets (including the Acquired Assets), liabilities or prospects, individually or collectively;

(g) CWP will have delivered such other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any laws or any agreements to which CWP is a party; and

(h) GW will have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the contemplated transactions.

6.2 **Conditions to Obligation of CWP.** The obligation of CWP to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Section 3 above will be true and correct in all material respects at and as of the Closing Date;

(b) GW will have performed and complied with all of its covenants in all material respects through the Closing;

(c) No action, suit or proceeding will be pending or threatened before any court, quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would adversely affect any of the transactions contemplated by this Agreement, the right of CWP to sell the Acquired Assets, or the right of GW to utilize and operate the Acquired Assets;

(d) GW will have entered into the ancillary agreements identified in Section 1.7 of this Agreement, and all such agreements must be in full force and effect; and

(e) GW will have delivered other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any laws or any agreements to which GW is a party.

6.3 **Waiver.** A Party may waive an obligation owed to it by another Party under this Section 6 by executing a written statement of such waiver prior to or at the Closing.

7. **Remedies for Breaches of this Agreement.**

7.1 **Survival of Representations, Warranties and Covenants.** Notwithstanding any investigation made by or on behalf of any of the Parties or the results of any investigation, and notwithstanding the participation of Party in the Closing, all of the representations and warranties of GW, CWP contained in this Agreement will survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of eighteen months from the Closing Date. Likewise, the covenants set forth in this Agreement will survive for a period of eighteen months from the Closing Date, unless a shorter period of survival is specifically set forth in this Agreement.

7.2 **Indemnification for the Benefit of GW**. In the event CWP breaches (or in the event any third party alleges facts that, if true, would mean CWP has breached) any representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 7.1 (provided that GW makes a written claim for indemnification against CWP within the survival period), then CWP agrees to indemnify GW from and against any actions, suits, proceedings, investigations, charges, complaints, claims, demands GW may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

In the event of any claim by GW under this Section 7.2, GW will be entitled to exercise all remedies provided by law and/or equity; provided, however, that CWP will not be obligated to make any payment to GW for any indemnification claim under this Section 7.2 until 30 days after GW provides notice to CWP of such claim, during which period CWP will have the right, on behalf of GW, to attempt to reduce or eliminate the amount of the indemnification claim. Without limiting GW's remedies, the Note will serve as a partial security interest for any indemnification claims of GW.

7.3 **Indemnification of CWP**. In the event GW breaches (or in the event any third party alleges facts that, if true, would mean GW has breached) any representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 7.1, provided that CWP makes a written claim for indemnification against GW within the survival period, then GW agrees to indemnify CWP from and against any actions, suits, proceedings, investigations, charges, complaints, claims, demands CWP may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by such breach (or alleged breach).

In the event of any claim by CWP under this Section 7.3, CWP will be entitled to exercise all remedies provided by law and/or equity; provided, however, that GW will not be obligated to make any payment to CWP for any indemnification claim under this Section 7.3 until 30 days after CWP provides notice to GW of such claim, during which period GW will have the right, on behalf of CWP, to attempt to reduce or eliminate the amount of the indemnification claim.

7.4 **Adjustment to Purchase Price**. All indemnification payments under this Section 7 will be deemed adjustments to the Purchase Price.

7.5 **Other Indemnification Provisions**. The above indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy (including without limitation any such remedy arising under environmental, health and safety requirements) any Party may have with respect to CWP or the transactions contemplated by this Agreement.

8. **Termination.**

8.1 **Termination of Agreement.** The Parties may terminate this Agreement as provided below:

(a) GW and CWP may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) GW may terminate this Agreement by giving written notice to CWP on or before the 15th day following the date of this Agreement if GW is not reasonably satisfied with the results of its continuing business, legal and accounting due diligence regarding CWP;

(c) GW may terminate this Agreement by giving written notice to CWP at any time prior to the Closing (i) in the event CWP has breached any material representation, warranty or covenant contained in this Agreement in any material respect, GW has notified CWP of the breach and the breach has continued without cure or written waiver of the breach by GW for a period of 15 days after the notice of breach, or (ii) if the Closing will not have occurred on or before December 31, 2006, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from GW itself breaching any representation, warranty or covenant contained in this Agreement); and

(d) CWP may terminate this Agreement by giving written notice to GW at any time prior to the Closing (i) in the event GW has breached any material representation, warranty or covenant contained in this Agreement in any material respect, CWP has notified GW of the breach and the breach has continued without cure or written waiver of the breach by CWP for a period of 15 days after the notice of breach, or (ii) if the Closing will not have occurred on or before December 31, 2006, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from CWP itself breaching any representation, warranty or covenant contained in this Agreement).

8.2 **Effect of Termination.** If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties under this Agreement will terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

9. **Miscellaneous.**

9.1 **No Third-Party Beneficiaries.** This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.2 **Entire Agreement.** This Agreement and any documents, certificates or other instruments delivered pursuant to this Agreement constitute the entire agreement

between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

9.3 **Succession and Assignment**. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties.

9.4 **Counterparts and Facsimile Signatures**. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

9.5 **Notices**. Any notice, offer, request, demand, claim or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below:

If to CWP:

Crownbutte Wind Power LLC
1400 Monte Drive
Mandan, North Dakota 58554-1707
Attn: Timothy H. Simons

Telephone: (701) 663-8825
Facsimile: (701) 663-8825

If to the GW:	Copy to:
Gascoyne Wind, LLC 1058 Centerville Circle Vadnais Heights, MN 55127 Attn: Gregory J. Jaunich	Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attn: Michael P. Sullivan, Jr.
Telephone: (651) 762-1200 Ext. 11 Facsimile: (651) 762-1288	Telephone: (612) 632-3350 Facsimile: (612) 632-4350

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

9.6 **Governing Law; Consent to Jurisdiction**. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect to the action or proceeding may be heard and determined there.

9.7 **Amendments and Waivers**. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement.

9.8 **Severability**. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.9 **Expenses**. Whether or not the transactions under this Agreement are consummated, GW, CWP will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and these transactions.

9.10 **Press Releases and Public Announcements**. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party.

9.11 **Specific Performance**. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted, in addition to any other remedy to which it may be entitled, at law or in equity.

9.12 **Tax Matters**. CWP is responsible for and will pay all federal, state and local taxes relating to the transactions contemplated by this Agreement, including without limitation, any income, payroll, employment, excise, real property, personal property, sales use or transfer tax, except those taxes based on GW's net income, payroll, real property, and sales or use tax as a result of the future construction and operation of the Gascoyne Wind Farm.

The Parties have executed this Agreement as of the date first above written.

GW:

Gascoyne Wind LLC

By GREGORY J. JAUNICH
Its MANAGER

CWP:

Crownbutte Wind Power LLC

By Timothy H. Simons
Its President and CEO

Schedule 1.1(a)

Schedule 1.1(a)

Acquired Assets

Signed land lease options on all applicable land

State Game and Fish and Federal Fish and Wildlife letters of compliance

Historical/Archeological letter of compliance

FAA letters of non-obstruction for the park area
(re-submittance required because of expiration and turbine change)

Wind studies (3)
- Enesco (Windlogic)
- Jack Kline
- Rick Simon

Tower effect study (Met. tower)

2 Micro-siting maps with coordinates (GE 1.5, AWE 900)

Schedule 1.2

Excluded Assets

Ownership of Crownbutte Wind Power LLC

Fixed assets of Crownbutte Wind Power LLC

Spare parts and consumables presently in Crownbutte Wind Power LLC inventory

Schedule 1.3(b)

Assumed Liabilities

Future land lease option payments

Final FAA application approval

Any future transmission interconnect agreements and study, if required

Construction permit ($100 over the counter upon presentation of zoning permit)

County road approach allowances, where required

Exhibit A

Allocation of Agreement Price

Development costs (Including salaries and wages incurred by Crownbutte, but unpaid)	$250,000
Development fees	$500,000

Exhibit B

Buyer's Deliveries at the Closing

Executed Assignment and Assumption Agreement

The Acquired Assets as indicated in Schedule 1.1(a) are hereby assigned by CWP to GW and the Assumed Liabilities as indicated in Schedule 1.3(b) are hereby assumed by GW.

GW:

Gascoyne Wind LLC

By GREGORY J. JAUNICH

Its MANAGER

CWP:

Crownbutte Wind Power LLC

By Timothy H. Simons

Its President and CEO

Exhibit C

Seller's Deliveries at the Closing

Executed Interconnection Agreement
(With transmission study and FERC letter of acceptance)

Exhibit D

Seller's Deliveries at the Closing

Executed Bill of Sale for the Acquired Assets

Crownbutte Wind Power LLC hereby acknowledges receipt of payment in full in accordance with the Asset Purchase and Development Agreement dated December 27, 2006. Gascoyne Wind LLC hereby acknowledges that CWP has performed all of its obligations with respect to the Asset Purchase and Development Agreement dated December 27, 2006, with the exception of the development of an additional 300 megawatts as outlined in Section 1.9.

GW:

Gascoyne Wind LLC

____
By ___________________________
Its ___________________________

CWP:

Crownbutte Wind Power LLC

____
By ___________________________
Its ___________________________

CWP's Disclosure Schedule

2. **Representations and Warranties of CWP.** CWP represents and warrants to GW that the statements contained in Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

   2.1 **Organization, Qualification and Power.** CWP is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of North Dakota. CWP is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. CWP has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

   2.2 **Authorization of Transaction; Shareholders.** CWP has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement. In addition, the board of directors has, and CWP's shareholders have, duly authorized the execution and performance of this Agreement and the ancillary documents to which CWP is a party. This Agreement and the ancillary agreements to which CWP is a party constitute valid and legally binding obligations of CWP, as applicable, enforceable in accordance with their respective terms and conditions.

   2.3 **Noncontravention.** Neither the execution and the delivery of this Agreement or the ancillary documents to which CWP is a party, nor the consummation of the contemplated transactions will (a) violate any law, order or regulation to which CWP is subject; (b) violate any provision of the articles or bylaws of CWP; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which CWP is a party or is bound or to which CWP's assets are subject.

   2.4 **Title to Assets.** The Acquired Assets are free and clear of all security interests, liens, encumbrances of any nature, infringements, licenses, liens or claims of third parties. CWP has good and marketable title to, a valid license to or a valid leasehold interest in the Acquired Assets.

   2.5 **Financial Statements.** Attached to CWP's Disclosure Schedule is the profit and loss statement of the Gascoyne Wind Farm (the "**Financial Statements**"). The Financial Statements are true, complete and correct. The Financial Statements have been prepared in accordance with the general accepted accounting principles applied on a consistent basis throughout the periods covered. The Financial Statements accurately present the financial condition of the Gascoyne Wind Farm.

2.6 **Events Subsequent to Most Recent Fiscal Year End; Undisclosed Liabilities.** Since August 31, 2006, there has been no material adverse change in the business, financial condition, operations, results of operations or future prospects of the Gascoyne Wind Farm. CWP has no obligations or liabilities of any kind that would have a material adverse effect upon the Acquired Assets or to which the Acquired Assets are subject.

2.7 **Legal Compliance; Litigation.** CWP has complied with all applicable laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the knowledge of CWP, alleged against it. There are no pending or threatened claims, actions, suits, proceedings, hearings or investigations affecting the Acquired Assets. CWP is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency.

2.8 **Tax Matters.** CWP has filed all tax returns that it was required to file. All such tax returns were correct and complete in all material respects. CWP has paid all federal, state, local or foreign taxes owed by CWP, whether or not disputed.

2.9 **Intellectual Property.** CWP owns or has the right to use all Intellectual Property necessary for the operation of the Acquired Assets. Each such item of Intellectual Property will be available for use by GW on identical terms and conditions immediately subsequent to the Closing. CWP has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties.

2.10 **Tangible Assets.** CWP owns or leases all buildings, machinery, equipment and other tangible assets necessary for the use and operation of the Acquired Assets, if applicable, as presently operated. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

2.11 **Contracts.** Section 2.11 of CWP's Disclosure Schedule lists all material contracts and other agreements (including insurance policies), whether written or oral, relating to the Acquired Assets to which CWP is a party. CWP has delivered to GW a correct and complete copy of each written agreement listed in Section 2.11 of CWP's Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2.11 of CWP's Disclosure Schedule. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default; (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (e) no party has repudiated any provision of the agreement.

2.12 **Notes and Accounts Receivable**. There are no notes and accounts receivable of the Gascoyne Wind Farm, as reflected properly on its books and records.

2.13 **Guaranties**. CWP is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other person or entity.

2.14 **Environmental**. To the best of CWP's knowledge, CWP has complied and is in compliance with all environmental, health and safety laws, including all federal, state, local and foreign laws, administrative orders, determinations and regulations concerning public health and safety, workers health and safety, and pollution or protection of the environment.

2.15 **Business Relationships.** CWP is not aware of any facts which indicate that any material or significant customers, vendors or suppliers of CWP intend to cease doing business with CWP (or intend to stop doing business with GW after the Closing). None of CWP's stockholders and their affiliates has been involved in any business arrangement or relationship with CWP within the past 12 months, and none of CWP's stockholders or their affiliates owns any asset, tangible or intangible, that is used in the operation of the Acquired Assets.

2.16 **Consents**. No consent approval, authorization or order of any court, governmental agency or body, or third party is required for CWP to consummate the transactions contemplated by this Agreement.

2.17 **Other Information**. The information concerning CWP set forth in this Agreement and the schedules and exhibits attached to this Agreement and any statement or certificate of CWP furnished or to be furnished to GW pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

CWP:

Crownbutte Wind Power LLC

By Timothy H. Simons

Its President and CEO

Attachment to CWP's Disclosure Schedule

Profit and Loss Statement of the Gascoyne Wind Farm

Gascoyne Wind Farm
Profit & Loss Statement
January 1, 2003 through December 27, 2006

	Jan - Dec 03	Jan - Dec 04	Jan - Dec 05	Jan 1 - Dec 27, 06	TOTAL
Ordinary Income/Expense					
Income					
Project Income					
Contracting Income	23,000.00	28,100.00	0.00	0.00	51,100.00
Total Project Income	23,000.00	28,100.00	0.00	0.00	51,100.00
Total Income	23,000.00	28,100.00	0.00	0.00	51,100.00
Cost of Goods Sold					
Project Costs					
Subcontracting Costs	0.00	18,859.40	0.00	0.00	18,859.40
Transmission Study	23,000.00	0.00	0.00	0.00	23,000.00
Total Project Costs	23,000.00	18,859.40	0.00	0.00	41,859.40
Total COGS	23,000.00	18,859.40	0.00	0.00	41,859.40
Gross Profit	0.00	9,240.60	0.00	0.00	9,240.60
Expense					
Dues/Memberships (non-lobbying)	100.00	150.00	0.00	0.00	250.00
Lease Options	0.00	0.00	1,950.00	1,500.00	3,450.00
Licenses, Permits & Fees	38.00	25.00	0.00	0.00	63.00
Postage & Shipping	99.86	3.90	7.92	0.00	111.68
Printing and Reproduction	44.74	29.90	0.00	0.00	74.64
Professional Fees					
Accounting	210.00	0.00	0.00	0.00	210.00
Other Professional Fees	120.97	0.00	150.00	0.00	270.97
Total Professional Fees	330.97	0.00	150.00	0.00	480.97
Supplies					
Job Materials & Supplies	10.48	30.00	0.00	0.00	40.48
Office Supplies	75.17	0.00	125.55	0.00	200.72
Total Supplies	85.65	30.00	125.55	0.00	241.20
Travel & Entertainment					
Meals & Entertainment	654.24	120.51	225.00	0.00	999.75
Mileage Reimbursement	2,006.10	1,317.75	659.41	0.00	3,983.26
Transportation & Lodging	81.18	0.00	0.00	0.00	81.18
Total Travel & Entertainment	2,741.52	1,438.26	884.41	0.00	5,064.19
Total Expense	3,440.74	1,677.06	3,117.88	1,500.00	9,735.68
Net Ordinary Income	-3,440.74	7,563.54	-3,117.88	-1,500.00	-495.08
Net Income	**-3,440.74**	**7,563.54**	**-3,117.88**	**-1,500.00**	**-495.08**

Section 2.11 of CWP's Disclosure Schedule

Contracts

There are no material written contracts or other agreements (including insurance policies), related to the acquired assets to which CWP is a party. CWP has entered into an oral contract with Bob Fox in which CWP will pay Mr. Fox a finder's fee of 10% of the development fees, but not of the development costs. With respect to such agreement: (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default; (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (e) no party has repudiated any provision of the agreement.

Schedule

GW's Disclosure Schedule

3. **Representations and Warranties of GW**. GW represents and warrants to CWP that the statements contained in Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in this disclosure schedule of GW.

3.1 **Organization, Qualification and Power.** GW is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota. GW is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. GW has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

3.2 **Authorization of Transaction**. GW has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement. In addition, the board of directors has, and the shareholders of GW have, duly authorized the execution and performance of this Agreement and the ancillary documents to which GW is a party. This Agreement and the ancillary documents to which GW is a party constitute the valid and legally binding obligations of GW, enforceable in accordance with their respective terms and conditions.

3.3 **Noncontravention**. Neither the execution and the delivery of this Agreement or the ancillary documents to which GW is a party, nor the consummation of the contemplated transactions will (a) violate any law, order or regulation to which GW is subject; (b) violate any provision of the articles or bylaws of GW; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which GW is a party or is bound or to which any of GW's assets are subject.

GW:

Gascoyne Wind LLC

By GREGORY J. JANUNICH

Its MANAGER